Exhibit 3.1

Articles of Incorporation
Of
China Inc.,

Article I NAME

The name of the corporation shall be China Inc., (hereinafter, the "corporation).

Article II
REGISTERED OFFICE

The name and street address of the Corporation's registered agent in the State of Nevada is My Nevada Resident Agent.com, 2840 Highway 95, Alt.S. #7, Silver Springs, NV 89429

Article III
CAPITAL STOCK

Section 1. Authorized Shares. The aggregate number of shares which the corporation shall have authority to issue is seventy five million (75,000,000) shares, consisting of two classes to be designated respectively, "Common Stock" and "Preferred Stock" with all of such shares having a par value of $.0001 per share. The total number of shares of Common stock that the Corporation shall have authority to issue is seventy million (70,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is five million (5,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting power, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights of the Preferred Stock and the qualifications, limitations, or restrictions relating thereto, shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article 111.

Sect 2.    Common Stock

(a)           Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation ,as amended from time to time ( hereafter, the "Article") or the Nevada Revised Statutes, as the same may be amended and supplemented ( hereinafter, the "NRS"), the holders of Common Stock shall be entitled to received dividends when, as and if declared by the board of directors out of assets legally available therefore.

(b)           Voting Rights. Except as otherwise provided by NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common stock. No holder of shares of Common Stock shall have the right to cumulate votes.

stockholders shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (Which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)           No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

(e)           Consideration for Shares. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors.

Section 3.    Preferred Stock

(a)           Designation. The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing; the voting rights relating to the shares of Preferred Stock of any series ( which voting rights, if any, any be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends ( which may be cumulative or non-cumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of Liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock for shares of any other class or series of capital stock or fixed any other securities, property, or assets for the Corporation or any subsidiary ( including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The board of directors is further authorized to increase or decrease ( but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the designation of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.

(b) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares o f Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the corporation and filed in the manner prescribed by the NRS.

Section 4.     Non-assessment of stock. he capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debt or liabilities of the corporation.

Article IV
DIRECTORS AND OFFICERS

Section 1.    Number of Directors. The board of directors shall consist of at least one (1) individual and not more than eight (15) individuals. The number of directors may be changed from time to time in such manner as shall be provided in the by-laws of the Corporation. The board of directors of the Corporation shall be elected in such manner as shall be provided in the by-laws of the Corporation.

Sect 2.     Initial Directors. The name and street address of the director:

Name              Address:
Tian Jia           12520 A1 Westheimer #138, Houston, Texas 77077

Section 3.    Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NGS, as s amended from time to time.

Section 4.    Indemnification. Every person who was or is a patty to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss ( including attorneys fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers of representatives may have or hereafter acquire, and without limiting the generality of such  statement, they shall be entitled to their respective rights of indemnification under any bylaw agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing the Board of Directors may adopt by-laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer.

Section 5.    Repeal and Conflicts. Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modifications. In the event of any conflict between Section 3 or 4 above and any other Article of the Articles, the terms and provisions of Section 3 or 4 above shall control.

Article V
Combinations with Interested Stockholders

At such time, if any, as the Corporation becomes a 'resident domestic corporation", as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statute.

Article VI
BYLAWS

The board of directors is expressly granted the exclusive power to make, amend, alter or repeal the by-laws of the Corporation pursuant to NRS 78.120.

IN WITNESS WHEREOF, I hereunder set my hand on May 21,2008, hereby declaring and certifying that the facts stated hereinabove are true.

/s/ Mary Jin
Mary Jin, Incorporator

SECRETARY OF STATE

STATE OF NEVADA

CORPORATE CHARTER

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that **CHINA INC.**, did on May 30, 2008, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on June 6, 2008.

ROSS MILLER
Secretary of State

By

Certification Clerk